For:     Sterling House Corporation

                       Contact: Gail Knott
                                Chief Financial Officer
                                (316) 684-8300

                                 Investor Relations:
                                 Robert P. Jones/Jill Ruja
                                 Media Contact: Michelle Zawrotny


               STERLING HOUSE CORPORATION ANNOUNCES
                  ACQUISITION OF 45 UNIT FACILITY

     Wichita, Kansas, August 2, 1996 - Sterling House Corporation
(AMEX:SGH) today announced the acquisition of an existing retirement and assisted living facility located in Liberal, Kansas. The two year old facility has 45 private units ranging from studios to two-bedroom apartments. The purchase price was $2.2 million.

     Commenting on the new facility, Timothy Buchanan, Chairman and Chief Executive Officer, stated "The acquisition of this new facility is consistent with our expansion plans as we continue to locate new opportunities in the marketplace. In addition, we intend to implement the Sterling service program and extend the current services that are provided."

     Sterling House Corporation constructs, owns, operates, manages and franchises Sterling House assisted living residences. The Company's operations provide elderly residents with a broad range of cost-effective health care and personal support services on a 24-hour basis, enabling them to maintain independent and dignified lifestyle in a residential home-like setting. Sterling House currently operates 33 residences containing 1,066 units in Kansas, Oklahoma and Texas with construction and development activity on 60 residences in Oklahoma, Texas, Colorado, Ohio and Florida.